                                                                    EXHIBIT 99.1

================================================================================
Thursday February 11, 7:08 pm Eastern Time

Company Press Release

Impac Mortgage Holdings Inc. Announces a Loss of $8.1 Million for the Fourth Quarter of 1998 and a Loss of $5.9 Million for the Year Ended Dec. 31, 1998

SANTA ANA HEIGHTS, Calif.--(BUSINESS WIRE)--Feb. 11, 1999--Impac Mortgage Holdings Inc. (the "company" or "IMH") (AMEX:IMH - news), a real estate
                                             ---   ----
investment trust ("REIT"), announced a net loss of $(8.1) million, or $(0.33) per basic and diluted common share, for the fourth quarter of 1998, compared with a net loss of $(34.8) million, or $(1.70) per basic and diluted common share, for the fourth quarter of 1997.

The company's net loss for the fourth quarter of 1998 was primarily the result of a tax adjusted loss of $6.0 million on the sale of mortgage loans held-for-sale at Impac Funding Corp. ("IFC"), the company's conduit operations, and a tax-adjusted non-cash charge of $2.9 million for the write-down of IFC's mortgage loan servicing rights ("MSRs") and investment securities available-for-sale.

The company records 99% of earnings or losses from IFC as the company owns 100% of IFC's preferred stock, which represents 99% of the economic interest in IFC. In addition, the company's earnings for the fourth quarter of 1998 were negatively affected by a loss on sale of mortgage loans of $2.1 million, loss on disposition of real estate owned of $1.6 million, and a non-cash charge of $1.3 million on write-down of a mortgage-backed security.

Excluding the consolidated tax adjusted losses on mortgage loan sales of $8.1 million and consolidated tax adjusted non-cash charges of $4.2 million, the company's earnings for the fourth quarter of 1998 would have been $4.2 million, or $0.17 per basic and diluted common share, compared with earnings of $9.6 million, or $0.47 per basic and diluted common share, for the fourth quarter of 1997 after excluding a non-cash charge of $44.4 million of the company's buyout of its management agreement with Imperial Credit Advisors Inc. ("ICAI") in December 1997.

The company's net loss for the year ended Dec. 31, 1998, was $(5.9) million, or $(0.25) per basic and diluted common share, compared with a net loss of $(16.0) million, or $(0.99) per basic and diluted common share, for the same period of 1997. The company's net loss for 1998 was primarily the result of a tax adjusted loss of $7.3 million on the sale of mortgage loans held-for-sale at IFC and a tax adjusted non-cash charge of $2.9 million on the write-down of IFC's MSRs and investment securities available-for-sale.

In addition, the company's 1998 earnings were negatively affected by a $9.1 million loss on the sale of its equity investment in Impac Commercial Holdings Inc. ("ICH"), which reflects the price the company received on the sale of its ICH common stock on Oct. 19, 1998, an impairment charge of $14.1 million on investment securities available-for-sale, a loss on sale of mortgage loans of $3.1 million, and a loss on disposition of real estate owned of $1.7 million.

Excluding the consolidated tax adjusted losses on mortgage loan sales of $10.4 million, consolidated tax adjusted non-cash charges of $17.0 million, and the loss on sale of equity investment in ICH of $9.1 million, the company's earnings for the year ended Dec. 31, 1998, would have been $30.6 million, or $1.28 per basic and diluted common share, compared with earnings of $28.3 million, or $1.74 per basic and diluted common share, for the same period of 1997, after excluding a non-cash charge of $44.4 million for the company's buyout of its management agreement.

Earnings per share for 1998, on an adjusted basis, were lower, compared with earnings per share for 1997 due to an increase in the number of common shares outstanding during 1998.

The loss on the sale of mortgage loans and the write-down of mortgage assets by the company and IFC was precipitated by the deterioration of the mortgage-backed securitization market during the third and fourth quarters of 1998. The deterioration of the mortgage-backed securitization market in 1998 created liquidity problems for the company as the company's lenders made margin calls on their warehouse and reverse repurchase facilities.

These margin calls resulted in the company delaying its third-quarter dividend, which was paid on Jan. 6, 1999, and selling mortgage loans and mortgage-backed securities at losses in order to reduce outstanding borrowings on these facilities.

Although a loss was recorded for the fourth quarter of 1998, the company was successful in improving liquidity and protecting stockholder value by selling out of its mortgage loan positions rather than continuing to expose the company to further market risk while accumulating these loans for securitization.

To further enhance the company's liquidity, the company completed the issuance of 1.2 million shares of Series B 10.5% Cumulative Convertible Preferred Stock in December 1998, which generated net proceeds of $28.8 million. The company's cash and cash equivalents at Dec. 31, 1998, were $33.9 million, compared with $2.2 million at Sept. 30, 1998.

In addition to asset sales and the issuance of Preferred Stock to improve the company's liquidity, IFC completed the execution of a master agreement to sell up to $1.0 billion of its future mortgage loan production to a major institutional investor over the next year.

IFC expects to complete its first delivery of mortgage loans under the new agreement in February 1999, and anticipates that the first settlement will occur no later than March 1999. The transaction is a servicing retained agreement, which gives IFC a guaranteed pricing spread and cash gains plus the value of the servicing rights created.

The company's primary objective in response to the deterioration of the mortgage-backed securitization market was to improve liquidity. However, the company made other strategic decisions in response to the mortgage market downturn, as follows: (1) adjusted loan interest rates on its loan programs, (2) adjusted purchase pricing on the acquisition of its loans and (3) reduced staff levels at IFC by 25%. As the liquidity crisis improved, the company made a further strategic decision that it believes will help minimize the company's exposure to market conditions as occurred during 1998.

As such, the company has signed a letter of intent to acquire a California, federally insured thrift and loan. The acquisition is contingent upon the execution of a definitive agreement and obtaining satisfactory approvals from all regulatory agencies. The company does not anticipate any significant regulatory impediments.

Upon the consummation of the transaction, the company intends to contribute certain assets of IFC into the thrift and loan charter and operate the entire mortgage banking and selected investment activities from the thrift and loan. This acquisition will reduce the company's reliance on outside warehouse and reverse repurchase facilities with commercial and investment banks. The thrift and loan charter will give IFC access to low-cost funds and borrowings from the Federal Home Loan Bank.

In addition to improving the company's liquidity during the fourth quarter, the company has taken steps to increase its book value per share by implementing a stock repurchase plan. During the fourth quarter of 1998, the board of directors authorized the repurchase of approximately $5.0 million of the company's common stock. Through Feb. 10, 1999, the company has repurchased 184,100 shares of its common stock for $998,700.

The company also intends to increase book value by distributing only its taxable earnings as dividends during 1999, as is required as a REIT, as opposed to distributing its book basis earnings, or Generally Accepted Accounting Principles ("GAAP") earnings. As a REIT, the company must distribute a minimum of 95% of its taxable earnings, which are not necessarily GAAP earnings.
Taxable earnings are calculated by adjusting the company's GAAP earnings by various differences between taxable earnings and GAAP earnings.

Significant adjustments to the company's taxable earnings are a tax deduction of approximately $10.9 million annually for the next three years of amortization expense on the buyout of the company's management agreement in 1997 and the exclusion from taxable earnings the net earnings or losses from IFC.

For the year ended Dec. 31, 1998, the company's estimated taxable earnings, after adjusting GAAP earnings by various tax differences, was approximately $29.0 million, or $1.21 per basic and diluted common share, compared with GAAP earnings of $(5.9) million, or $(0.25) per basic and diluted common share.

During 1998, the company distributed $37.9 million as cash dividends to its stockholders, which resulted in return of capital, or excess dividends, to the company's stockholders of $8.9 million ($37.9 million less $29.3 million), or $0.37 per basic and diluted common share. The company expects dividends for the first quarter of 1999 to be less than its GAAP earnings.

During 1998, the company's net loss was reduced by an increase in the company's core earnings. Core earnings is defined as net interest income earned on Mortgage Assets. Mortgage Assets are comprised of mortgage loans held-for-investment, Collateralized Mortgage Obligation ("CMO") collateral, finance receivables and investment securities available-for-sale.

Core earnings increased 27% to $42.3 million, or $1.77 per basic and diluted common share, during 1998, compared with $32.0 million, or $1.96 per diluted common share, during 1997 as a result of continued growth by the company's Long-Term Investment and Warehouse Lending Operations. Core earnings per share for 1998 were lower, compared with core earnings per share for 1997 due to an increase in the number of common shares outstanding during 1998.

During 1998, average Mortgage Assets increased 51% to $2.0 billion, earning a weighted average yield of 8.12% and net interest spread of 1.49%, compared with $1.3 billion, earning a weighted average yield of 8.26% and a net interest spread of 1.87%, during 1997.

Consistent with the company's business strategy of realizing earnings from the Long-Term Investment Operations, the company issued $768.0 million of CMOs and acquired $866.7 million in mortgages from IFC, compared with $521.7 million and $877.1 million, respectively, during the same period of 1997. The net spread during 1998 decreased, compared with 1997 due to a decline in the corresponding index interest rates.

The company's net loss was also reduced by the elimination of adviser fees as a result of the company's termination of its management agreement with ICAI. As a result of the buyout of the management agreement, the company paid no adviser fees to ICAI during 1998, compared with $6.2 million in advisory fees paid during 1997.

The company's total allowance for loan losses expressed as a percentage of Gross Loan Receivables which includes loans held-for-investment, CMO collateral and finance receivables, increased 47% to 0.47% at Dec. 31, 1998, compared with 0.32% at Dec. 31, 1997. The company recorded net loan loss provisions of $4.4 million during 1998, compared with $6.8 million during 1997.

The amount provided for loan losses during 1998 decreased primarily due to a reduction in exposure to future losses through the sale of delinquent loans and the transfer of certain loans from the held-for-investment to the held-for-sale portfolio, which resulted in a mark-to-market adjustment of $5.9 million.

The allowance for loan losses is determined primarily on the basis of management's judgment of net loss potential including specific allowances for known impaired loans, changes in the nature and volume of the portfolio, value of the collateral and current economic conditions that may affect the borrowers' ability to pay.

IFC recorded a net loss of $(10.1) million and $(14.0) million, respectively, for the fourth quarter of 1998 and for the year ended Dec. 31, 1998, compared with net earnings of $2.2 million and $8.4 million, respectively, for the same periods in 1997.

Earnings decreased for the fourth quarter of 1998 and for the year ended Dec. 31, 1998, compared with the same periods in 1997 primarily as a result of net losses on sale of mortgage loans and non-cash charges for the write-down of MSRs and investment securities available-for-sale. The net loss on sale of mortgage loans and the non-cash charges were due to the deterioration of the mortgage-backed securitization market, as previously discussed.

In addition, earnings for the fourth quarter of 1998 and for the year ended Dec. 31, 1998, were negatively affected by increases in personnel expense, amortization of MSRs, and general and administrative and other expense. Personnel expense and general and administrative and other expense increased during 1998 as IFC's loan acquisition volumes and staff levels were higher than during 1997 and prior to the fourth quarter of 1998 when IFC reduced staffing.

Amortization of MSRs increased due to the growth of IFC's servicing portfolio. During 1998, the company securitized $927.9 million in principal balance of mortgage loans and, accordingly, capitalized MSRs related to those securitizations, which are amortized in proportion to, and over the period of expected net servicing income.

Loan servicing income increased as IFC generally retains servicing rights on mortgages acquired resulting in an increase of 23% in IFC's servicing portfolio to $3.7 billion at Dec. 31, 1998, compared with $3.0 billion at Dec. 31, 1997.

IFC continues to support the Long-Term Investment Operations of the company by supplying IMH with mortgages for its long-term investment portfolio. In acting as the mortgage conduit for the company, IFC sold $866.7 million of mortgages to IMH, compared with $877.1 million of mortgages sold during the same period in 1997. IFC's mortgage acquisitions decreased 14% to $2.2 billion during 1998, compared with $2.5 billion of mortgages acquired during the same period in 1997.

IFC securitized $927.9 million of mortgages and sold whole loans to third-party investors totaling $856.2 million, resulting in net losses on sale of loans of $11.7 million, during 1998. This compares with securitizations of $878.0 million and whole loan sales to third parties of $304.0 million, resulting in net gain on sale of loans of $19.4 million, during 1997.

Both the reduction in mortgage acquisitions and the increase in loan sales during 1998, compared with 1997 were due to the deterioration of the mortgage-backed securitization market. Loan acquisitions decreased as IFC made interest rate and purchase price adjustments on its mortgage loan acquisitions, which resulted in lower loan volumes from correspondent sellers.

In addition, the lack of liquidity resulting from margin calls on the company's warehouse and reverse repurchase facilities prohibited IFC from funding loan acquisitions at comparable levels to prior quarters in 1998. Loan sales increased as IFC sold loans, at reduced prices to carrying amounts, to reduce its outstanding borrowings on its warehouse and reverse repurchase facilities in order to meet margin calls from its lenders.

IFC's deferred income increased to $10.6 million at Dec. 31, 1998, compared with $7.0 million at Dec. 31, 1997. The increase in deferred income relates to the sale of $842.9 million in principal balance of mortgages to IMH during 1998, which are deferred and amortized or accreted over the estimated life of the loans.

The company is a mortgage loan investment company that invests primarily in non-conforming, high-yielding mortgages which, together with its subsidiaries and related companies, operates three businesses. The company's first business is to act as a long-term investor of primarily non-conforming residential mortgage loans and mortgage-backed securities secured by or representing interests in such loans.

The second business is IFC, which purchases primarily non-conforming mortgage loans and to a lessor extent, second mortgages, from a network of third-party correspondent loan originators and subsequently securitizes or sells such loans to permanent investors. As the company's third business, Impac Warehouse Lending Group, a wholly owned subsidiary of the company, focuses on providing warehouse and reverse-repurchase financing to approved mortgage banks, most of which are correspondents of IFC.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "intend," "expect," "anticipate," "estimate," or "continue," or the negatives thereof or other comparable terminology. The company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including but not limited to, changes in the origination and resale pricing of mortgage loans, changes in management's estimates and expectations, general financial markets and economic conditions and other factors described in this news release. The financial information presented in this release pertaining to actual results should not be taken to predict future earnings, as the company may not experience similar earnings in future periods.

                         IMPAC MORTGAGE HOLDINGS INC.
                   (In thousands, except per-share amounts)
                                  (Unaudited)

Balance Sheets:                          Dec. 31,          Dec. 31,
                                           1998              1997
Cash and cash equivalents              $    33,876       $    16,214
Investment securities
 available-for-sale                         93,486            67,011
Loan receivables:
     CMO collateral                      1,161,220           794,893
     Finance receivables                   311,571           533,101
     Mortgage loans held-for-
      investment                            20,627           257,717
     Allowance for loan losses              (6,959)           (5,129)
Other assets                                51,683            89,005
     Total Assets                      $ 1,665,504       $ 1,752,812

CMO borrowings                         $ 1,072,316       $   741,907
Reverse repurchase agreements
 and other borrowings                      323,625           755,559
Other liabilities                           17,957            26,316
Stockholders' Equity                       251,606           229,030
     Total Liabilities and
      Stockholders' Equity             $ 1,655,504       $ 1,752,812

Statements of Operations:          For the Three Months        For the 12 Months
                                      Ended Dec. 31,             Ended Dec. 31,
                                   1998           1997         1998          1997
Interest income                  $ 36,066      $ 32,824      $163,658      $109,533
Equity in net
 earnings (loss) of
 Impac Funding Corp.               (9,964)        2,184       (13,873)        8,316
Equity in net earnings
 (loss) of Impac Commercial
 Holdings Inc.                          -           539          (998)         (239)
Loss on sale of loans
 held-for-sale                     (2,110)            -        (3,111)            -
Gain on sale of securities
 available-for-sale                   427             -           427           648
Other income                          994           813         4,016         1,601
  Total Revenues                   25,413        36,360       150,119       119,859

Interest expense on CMOs
 and reverse repurchase
 agreements and other
 borrowings                        27,064        21,761       121,695        76,577
Loss on equity investment               -             -         9,076             -
(Gain) loss on disposition
 of real estate owned               2,337          (312)        2,457          (433)
Provision for loan losses           1,512         2,600         3,611         6,843
Write-down on investment
 securities available-
 for-sale                           1,306             -        14,132             -
General and administrative
 and other expense                  1,148           665         4,563         1,953
Personnel expense                     145           104           518           331
Advisory fee                            -         1,929             -         6,242
Termination agreement
 expense                                -        44,375             -        44,375
  Total Expenses                   33,512        71,122       156,052       135,888

Net loss                         $ (8,099)     $(34,762)     $ (5,933)     $(16,029)

Loss per basic and
 diluted common and
 common equivalent shares        $  (0.33)     $  (1.70)     $  (0.25)     $  (0.99)
Dividends declared
 per common share                $      -      $   0.46      $   1.46      $   1.68
Weighted average shares
 outstanding -- basic
 and diluted                       24,557        20,471        23,914        16,267

                              IMPAC FUNDING CORP.
                                (In thousands)
                                  (Unaudited)

Balance Sheets:                             Dec. 31,               Dec.31,
                                             1998                   1997
Cash                                       $     422             $     359
Investment securities
 available-for-sale                            5,965                 6,083
Investment securities
 held-for-trading                              5,300                    --
Mortgage loans held-for-sale                 252,305               620,549
Mortgage servicing rights                     14,062                15,568
Servicing advances                             6,491                 1,460
Premises and equipment, net                    1,978                 1,788
Accrued interest receivable                    1,896                 4,755
Other assets                                  25,453                 6,382

  Total Assets                             $ 313,872             $ 656,944

Warehouse facilities                       $ 259,958             $ 607,210
Deferred revenue                              10,605                 7,048
Other liabilities                             30,446                15,290
Shareholders' Equity                          12,863                27,396

  Total Liabilities and
   Shareholders' Equity                    $ 313,872             $ 656,944

Statements of Operations:          For the                     For the
                             Three Months Ended            12 Months Ended
                                   Dec. 31,                    Dec. 31,
                                1998        1997              1998      1997
Interest income             $  8,180    $ 16,016          $ 48,510  $ 48,020
Gain (loss) on sale of
 mortgage loans
 held-for-sale                (9,555)      5,037           (11,663)   19,414
Mark-to-market loss on
 investment securities          (805)         --              (805)       --
Gain (loss) on sale of
 investment securities
 available-for-sale             (682)        130              (706)      550
Loan servicing income          2,550       1,091             7,071     4,109
Other income                      23           9               420        93

  Total Revenues                (289)     22,283            42,827    72,186

Interest expense on
 borrowings                    7,149      13,092            40,743    41,628
Impairment of mortgage
 servicing rights              3,722          --             3,722        --
Amortization of mortgage
 servicing rights              1,678         931             6,361     2,827
General and administrative
 expense                       1,541       1,358             5,484     3,287
Personnel expense              1,538       1,484             8,901     6,760
Provision for repurchases          1       1,600               367     3,148

  Total Expenses              15,629      18,465            65,578    57,650

  Earnings (loss) before
   income taxes              (15,918)      3,818           (22,751)   14,536

Income taxes (benefit)        (5,853)      1,611            (8,738)    6,136

  Net earnings (loss)       $(10,065)    $ 2,207          $(14,013)  $ 8,400

---------------------
Contact:

     Impac Mortgage Holdings Inc., Santa Ana Heights
     Thom Singha or Tania Jernigan, 714/438-2100